UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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WITNESS SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WITNESS SYSTEMS, INC.
300 Colonial Center Parkway
Roswell, Georgia 30076
(770) 754-1900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2007

The Annual Meeting of Stockholders of Witness Systems, Inc. will be held on June 15, 2007, at 9:00 a.m., local time, at the offices of the Company set forth above, for the following purposes:

1.                                       To elect three directors to serve on our Board of Directors for a three-year term;

2.                                       To ratify the appointment of KPMG LLP, as our independent registered public accounting firm for our current fiscal year; and

3.                                       To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 27, 2007, as the record date for determining which stockholders are entitled to notice of, and to vote at the annual meeting.  Stockholders of record as of the close of business on that date are entitled to vote at the annual meeting or any postponement or adjournment thereof.

All stockholders are cordially invited to attend the annual meeting in person.  Even if you plan to attend the annual meeting, you are requested to vote, sign, date and return the accompanying proxy as soon as possible.  If you later attend the meeting, you can revoke your proxy and vote in person if you would like to do so.  If you are planning to attend the annual meeting, please notify the corporate secretary.

If our proposed acquisition by Verint Systems Inc. (as previously disclosed in our filings with the Securities and Exchange Commission) is consummated prior to June 15, 2007, we will not hold our 2007 Annual Meeting or any further meetings of stockholders.  For more information on our proposed acquisition by Verint Systems, please refer to the definitive proxy statement filed by us on April 5, 2007 with the Securities and Exchange Commission.

By Order of the Board of Directors,

Nick Discombe
Chief Executive Officer

April 30, 2007
Atlanta, Georgia

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED.  IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

WITNESS SYSTEMS, INC.

300 Colonial Center Parkway

Roswell, Georgia 30076

(770) 754-1900

Our board of directors is soliciting your proxy in connection with our 2007 annual meeting of stockholders, which will be held on June 15, 2007, at 9:00 a.m. local time, at the offices of the Company set forth above, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  Your vote at the annual meeting is important to us.  Please vote your shares of common stock by completing the enclosed proxy card and returning it in the enclosed envelope. This proxy statement has information about the annual meeting and is being furnished on behalf of our Board of Directors.  We intend to mail this proxy statement and the accompanying proxy card on or about May 15, 2007, to all stockholders entitled to vote at the Annual Meeting.

References in this proxy statement to “Witness,” “we,” “us,” “our” and “the Company” refer to Witness Systems, Inc. and, unless the context otherwise requires or otherwise is expressly stated, our subsidiaries.

GENERAL INFORMATION ABOUT VOTING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of common stock of Witness Systems, Inc.  This proxy statement describes proposals on which we would like you, as a stockholder, to vote.  It also gives you information on the proposals so that you can make an informed decision.

When you sign the proxy card, you appoint Nicholas S. Discombe and William F. Evans as your proxies to vote your shares of common stock at the annual meeting and at all adjournments or postponements of the meeting.  All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given.  Other than the proposals described in this proxy statement, we do not know of any other matters that will be considered at the annual meeting.  However, in the event that any other business properly comes before the annual meeting, the proxies will vote all shares represented by properly executed proxy cards in their discretion.

What am I voting on?

You are being asked to vote on the following proposals:

Proposal 1:                                 To elect three directors to serve for a three-year term;

Proposal 2:                                 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our current fiscal year.

Who can vote?

Stockholders of record on April 27, 2007, the record date, are entitled to vote at the annual meeting.  On that date, a total of 34,923,407 shares of our common stock were outstanding and eligible to vote at the annual meeting.  Each stockholder is entitled to one vote for each share of common stock held.  The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting.  Sign and date the proxy card and mail it in the enclosed envelope.  If you sign and return your proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.  Unless you instruct otherwise, the proxy holders will vote FOR each director nominee and FOR the ratification of the appointment of KPMG LLP as our independent public accountants.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers.  Please sign and return or submit voting instructions for all proxy cards to ensure that all your shares are voted.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting.  If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote by giving our corporate secretary written notice revoking your proxy card, or by signing, dating, and returning to us a new proxy card with a later date, or by attending the meeting, request that your proxy be revoked and vote in person at the meeting.  Attending the meeting will not revoke your proxy unless you specifically request it.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in a street name?

If your shares are held in the name of your broker, a bank, or other nominee (i.e. in “street name”), that party should give you instructions on voting your shares.  If you hold your shares in street name, you must request a legal proxy from your broker to vote at the meeting.

How are votes counted?

A quorum will be present, and we will hold the annual meeting, if holders of a majority of the shares of common stock entitled to vote sign and return their proxy cards or attend the meeting.  If your shares are held in the name of a nominee such as a broker or bank, and you do not tell the nominee how to vote your shares, the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal.  A “broker non-vote” is a proxy submitted by a broker or other nominee that does not indicate a vote for a proposal because the broker does not have discretionary voting authority on the proposal and has not received instructions from its client as to how to vote on the proposal.  Broker non-votes will not be considered present at the meeting for any non-routine proposal.  Consequently, broker non-votes will not be counted with regard to proposals that are not routine, but they will be counted for general quorum purposes and will have the effect of reducing the number of affirmative votes required to approve any such proposal that may be approved by the holders of a majority of the votes cast at the meeting, because they reduce the number of shares represented from which a majority is calculated.  Abstentions, or proxies which are properly signed and returned but which abstain on all or any matters to be voted on at the meeting will be counted as present for purposes of determining whether a quorum exists and, other than for Proposal 1, will have the same effect as a vote against the matter.  Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements.

How many votes are required to elect a director?

We are electing three directors this year.  Directors are elected by a plurality of the votes cast.  This means that the three nominees receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast.  As a result, if you withhold your vote as to a nominee, it will have no effect on the result of the election of that nominee.  Broker non-votes will have no effect on the election of directors.

How many votes are required to approve the ratification of the appointment of KPMG LLP as our registered public accounting firm?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm will be approved upon the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote.  Abstentions as to this proposal will have the same effect as a vote against the proposal.

What happens if the annual meeting is postponed or adjourned?

If the annual meeting is postponed or adjourned for any reason, including to permit the further solicitation of proxies, at any subsequent reconvening of the meeting all proxies will be voted in the same manner as they would have been voted at the original annual meeting.  However, as described above, you may revoke your proxy and change your vote with respect to a proposal at any time before the vote on the proposal at the reconvened meeting.

Who pays for this proxy statement?

We pay for the cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any other solicitation materials furnished to you.  In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person.  None of these employees will receive extra compensation for doing this.

How can stockholders make proposals for consideration at our 2008 annual meeting?

The rules of the Securities and Exchange Commission require that any proposal by a stockholder for consideration at the 2008 annual meeting of stockholders must be received by us no later than January 15, 2008, if any such proposal is to be eligible for inclusion in our proxy materials for our 2008 annual meeting.  Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any business or nominations before our 2008 Annual Meeting of Stockholders, certain conditions set forth in Section 2.12 of the Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not earlier than February 16, 2008 or later than March 15, 2008.

What happens if our proposed acquisition by Verint Systems is consummated prior to the scheduled date of the 2007 annual meeting?

If our proposed acquisition by Verint Systems Inc. (as previously disclosed in the our filings with the Securities and Exchange Commission) is consummated prior to June 15, 2007, we will not hold our 2007 annual meeting or any further meetings of stockholders.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write to us at:

Witness Systems, Inc.

300 Colonial Center Parkway

Roswell, Georgia 30076

(770) 754-1900

Attention: Investor Relations

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of our common stock which, as of April 27, 2007, are deemed under the rules of the Commission to be “beneficially owned” by each member of our Board of Directors, by the nominees for election to the Board of Directors, by each Named Executive Officer (as defined herein), by the directors, nominees and the Named Executive Officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known by us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock:

	Amount and Nature
	of Beneficial Ownership of
Name of Beneficial Owner	Common Stock	Percent of Class
Directors and Officers (1)
Nick Discombe (2)	195,907	*
Tom Bishop (3)	29,550	*
Thomas J. Crotty (4)	50,000	*
Joel G. Katz (5)	49,000	*
Dan J. Lautenbach (6)	65,000	*
Peter Sinisgalli (7)	29,000	*
William Evans (8)	417,988	1.2%
Bill Robinson (9)	17,400	*
Phil Dawes (10)	28,609	*
David Gould (11)	1,341,287	3.7%

All directors and Named Executive Officers as a group (10 persons)	2,223,741	6.4%

5% Stockholders — Name and Address of Beneficial Owner

Rainier Investment Management Inc. (12) Two Union Square 601 Union St. #2801 Seattle WA 98101	1,689,752	4.8%
Pendragon Capital LLP (13) Berkeley Square House, 4-19 Berkeley Square London W1J 6BR United Kingdom	1,819,400	5.2%
Roxbury Capital Management, LLC (14) 100 Wilshire Boulevard, Suite 1000 Santa Monica, CA 90401	1,883,647	5.4%
Artisan Partners Limited Partnership (15) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,933,700	5.5%

*                    Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)             Information with respect to “beneficial ownership” shown in the table above is based on information supplied by the directors and the Named Executive Officers and filings made with the Commission or furnished to us by other stockholders.  Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.  Beneficial ownership also includes shares that a named person or entity has the right to acquire within 60 days of April 27, 2007.  Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.  The percentage of beneficial ownership is based on the number of shares of our common stock outstanding as of April 27, 2007 and includes the shares of our common stock subject to options that may be exercised within 60 days of April 27, 2007.  Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.

(2)             Includes 192,907 shares subject to options that are exercisable within 60 days of April 27, 2007 (“Exercisable Options”).

(3)             Includes 29,550 shares subject to Exercisable Options.

(4)             Includes 20,000 shares subject to Exercisable Options.

(5)             Includes 43,000 shares subject to Exercisable Options.

(6)             Includes 62,000 shares subject to Exercisable Options.

(7)             Includes 23,000 shares subject to Exercisable Options.

(8)             Includes 417,988 shares subject to Exercisable Options.

(9)             Includes 17,400 shares subject to Exercisable Options.

(10)       Includes 28,609 shares subject to Exercisable Options.

(11)       Includes 1,329,041 shares subject to Exercisable Options; 35,000 shares held by Mr. Gould’s wife, and 8,348  shares held by trusts for the benefit of Mr. Gould’s children.  Mr. Gould disclaims beneficial ownership of the shares held by his wife and the shares held in the trust for the benefit of his children.  On December 6, 2006, the Board of Directors accepted Mr. Gould’s resignation from his position as chairman of the board, effective immediately and, effective January 3, 2007, as chief executive officer and as a member of the Board of Directors.

(12)       This information is derived from a Schedule 13G filed on January 10, 2006 on behalf of Rainier Investment Management, Inc.

(13)       This information is derived from a Schedule 13G filed on April 2, 2007 on behalf of Pendragon Capital LLP.

(14)       This information is derived from a Schedule 13G filed on January 31, 2007 on behalf of Roxbury Capital Management, LLC.

(15)       This information is derived from a Schedule 13G filed on January 26, 2007 on behalf of Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms.  The number of directors is determined from time to time by the Board of Directors and is currently fixed at seven members, with one current vacancy due to the decision by Terence H. Osborne not to stand for re-election to the Board in 2006.  The Board is currently comprised of one Class I director - Nick Discombe - whose term expires at the 2009 Annual Meeting of Stockholders; three Class II directors - Tom Bishop, Dan J. Lautenbach and Peter Sinisgalli - whose term expires at the Annual Meeting; and two Class III directors - Thomas J. Crotty and Joel G. Katz - whose term expires at the 2008 Annual Meeting of Stockholders. Each year at the annual meeting, our stockholders elect a single class of directors.  Subject to transition provisions, each director elected at our annual meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.  Tom Bishop, Dan J. Lautenbach and Peter Sinisgalli have been nominated to stand for re-election as Class II directors at the annual meeting and, if elected, their term will expire in 2010.  The current vacancy may be filled by action of the Board although no candidate has been identified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Bishop, Lautenbach and Sinisgalli, the nominees named below.  In the event that any of them should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of a substitute nominee, if any, that our Board of Directors may select.  Messrs. Bishop, Lautenbach and Sinisgalli have agreed to serve if elected, and management has no reason to believe that they will be unable to serve.  Proxies cannot be voted for a greater number of persons than the three named nominees.

The Board of Directors recommends a vote FOR the named nominees.

Nominees to Serve as Class II Directors (Term Expires in 2010)

Tom Bishop, age 53, has served as a director since October 2004.   Since March 2005, Mr. Bishop has served as Chief Technology Officer for BMC Software, a provider of Business Service Management solutions.  From April 2002 to January 2005, Mr. Bishop served as Chief Technology Officer for VIEO, Inc., a provider of real-time application-based service level management solutions.   From December 2001 to April 2002, Mr. Bishop was Chief Executive Officer for Abeona Networks, a provider of web and applications services.  From December 2000 to October 2001, Mr. Bishop was President and Senior Vice President of Strategy and Business Development for 2nd Wave Inc., a provider of network-enabled deployment/support and the ASP business model.  Mr. Bishop also served as Chief Executive Officer for CompuCare Management Systems from October 1999 to December 2000 and Chief Technology Officer for the Tivoli Systems Division of IBM from 1995 to 1999.  Mr. Bishop holds nine patents in the areas of fault tolerant computing, distributed computing and multi-processing, and was selected by InfoWorld magazine as one of the industry’s 25 Most Influential CTOs for 2004.

Dan J. Lautenbach, age 61, has served as a director since March 2002 and as Chairman of the Board since December 2006.  Since December 2001, Mr. Lautenbach has served as Chairman of DJL Consulting, a sales consulting organization.  From May 2002 until March 2003, he served as the Executive Vice President, Worldwide Field Operations, for Centive Systems, Inc, an enterprise software incentive management system provider. From April 2001 to December 2001, he served as Senior Vice President of Global Sales and Operations for Vignette Corporation, a provider of content management software and services.  Mr. Lautenbach was Vice President of Worldwide Software Sales for IBM and was General Manager for Software, EMEA, from 1997 to 2001, and prior to that held various management positions with IBM.

Peter Sinisgalli, age 51, has served as a director since July 2000.  Mr. Sinisgalli has been Chief Executive Officer of Manhattan Associates, a supply chain automation company, since July 2004, and President since March 2004.  He also serves on the board of directors of Manhattan Associates.  Prior to being promoted to Chief Executive Officer, Mr. Sinisgalli served as Chief Operating Officer of Manhattan Associates. From April 2003 to February 2004, he served as President and Chief Executive Officer of NewRoads, Inc., a provider of outsourced solutions for fulfillment and customer care, and from November 1996 until January 2003, he served as President and Chief Operating Officer of CheckFree Corporation, a provider of electronic billing and payment services.

Incumbent Class III Directors (Term Expires in 2008)

Thomas J. Crotty, age 49, has served as a director since April 1997.  Mr. Crotty has been a General Partner of Battery Ventures, a venture capital firm, since 1989.

Joel G. Katz, age 43, has served as a director since July 1999.  Mr. Katz has been a private investor since August 2001.  From April 1999 to August 2001, he served as Chief Financial Officer for Vignette Corporation, a provider of content management software and services.   Prior to his employment by Vignette Corporation, Mr. Katz served as Chief Financial Officer of Harbinger Corporation, a provider of electronic commerce software and services, from 1990 to 1999.

Incumbent Class I Director (Term Expires in 2009)

Nick Discombe, age 44, has served as our Chief Executive Officer and a director since January 3, 2007.  He has also served as our President since April 2003 and as our Chief Operating Officer from April 2003 until January 3, 2007.  From January 2000 until March 2003, he served as the Chief Executive, President and Chief Operating Officer and a director of Eyretel, plc, a U.K.-based global provider of customer experience management solutions that we acquired in April 2003, and from November 1998 until January 2000, he served as President and Chief Operating Officer of Eyretel.

Executive Officers

In addition to Mr. Discombe, the following individuals currently serve as our executive officers as of April 30, 2007:

John Bourne, age 50, has served as Senior Vice President of Global Channels and Alliances since October 2006.  Previously he had served as Senior Vice President of Global Product Management since March 2003.  From December 2001 until March 2003, he served as Executive Vice President Global Marketing and Corporate Strategic Alliances for Eyretel.  From April 2000 until January 2002, he served as the President and Chief Executive Officer of Ultraprise Loan Technologies, a trader of mortgage loans.  From February 1999 to April 2000, he served as Chief Executive Officer of U.S. Operations for QSP, Inc., a financial systems vendor.

Philip Dawes, age 50, has served as Senior Vice President, Global Operations since January 2007.  In this role, he is responsible for implementation services and post implementation support on a global basis.  Prior to becoming senior vice president of global operations in January 2007, Mr. Dawes served as the Company’s General Manager, International Operations since January 2006.  He joined the Company as vice president of international services and support when the Company acquired Eyretel in 2003 where he had served as Senior Vice President of Engineering since January 2000.

 Darryl Demos, age 46, has served as General Manager of the Company’s Witness Enterprise Solutions group since October 2006. The group was created following the Company’s acquisitions of services software companies, Demos Solutions, which Mr. Demos founded and led as chairman and CEO since 1990, and Exametric, Inc.

William Evans, age 59, has served as Executive Vice President and Chief Financial Officer since May 2002 and as Chief Administrative Officer since April 2003.  He was as an independent consultant from January 2001 through May 2002 and President of Essex Electrical Group, a provider of building and industry wire for residential and commercial buildings, from July 1999 through January 2001.  He is also a director of Spherion Corporation, which provides staffing, recruiting and workforce solutions.

Bill Robinson, age 41, has served as Senior Vice President of Global Sales since January 2007.  He had previously served the Company as Senior Vice President of Americas since July 2004.  From August 2003 until July 2004, he served as Vice President of North American Operations for Actuate Corporation, a company that provides enterprise reporting applications.  From March 1998 to August 2003, Mr. Robinson held positions including Vice President of North American Channels and Vice President of North American Sales with Business Objects, a provider of business intelligence software solutions.

Kathleen Miller, age 42, has served as Senior Vice President, Global Finance & Accounting since April 2005.  Ms. Miller joined the Company in October 1999 to build the Company’s financial analysis and planning group.  From February 1993 to October 1999, she worked for MapInfo Corporation, a location-based information technology company, in various finance and accounting management roles.  From May 1990 to February 1993, Ms. Miller was an auditor with PriceWaterhouseCoopers LLC.  Ms. Miller is a certified public accountant.

Ed Murray, age 52, has served as Senior Vice President of Engineering since July 2003.  From 1998 until June 2003, he served as Chief Technology Officer at Webhire, Inc., a staffing automation company.

Nancy Treaster, age 45, has served as Senior Vice President of Global Corporate Marketing since April 2003.  From January 2001 until April 2003, she served as Senior Vice President of Marketing and as Vice President of Marketing from April 1997 until January 2001.

Loren Wimpfheimer, age 42, has served as Senior Vice President of Corporate Development since January 2001.  He also served as General Counsel and Secretary from January 2001 through December 2006.  Mr. Wimpfheimer joined the Company in September 2000 as Vice President of Strategic Development, General Counsel and Secretary.  From September 1996 until July 2000, he served as Vice President of Business Development and General Counsel of Harbinger Corporation, a provider of electronic commerce software and services.

Bruce Richards, age 52, has served as General Counsel since January 3, 2007.  Since July 2005 Mr. Richards has also served as Corporate Counsel at the law firm of Taylor, Busch, Slipakoff & Duma.  From April 2004 to June 2005 he served as General Counsel at Credigy Solutions, Inc., a company specializing in asset and receivables management.  From January 2003 through March 2004 Mr. Richards maintained a private business law practice, Bruce S. Richards, Legal Consulting. From June 2001 to August 2002, following its spin-off from Equifax, Inc., Mr. Richards served as corporate vice president, general counsel and secretary of Certegy, Inc., a transaction processing company.

Shareholder Derivative Lawsuit

On August 29, 2006, A. Edward Miller filed a shareholder derivative lawsuit in the United States District Court for the Northern District of Georgia (Atlanta Division) naming the Company as a nominal defendant and naming all of our current Board of Directors and a number of our current officers as defendants. Miller v. Gould, et al., Civil Action No. 1:06-CV-2039 (N.D. Ga.). The complaint alleges purported violations of federal and state law, including breaches of fiduciary duty, abuse of control, constructive fraud, corporate waste, unjust enrichment, gross mismanagement and violations of certain antifraud provisions of the federal securities laws (including Sections 10(b) and 14(a) of the Securities Exchange Act of 1934 and Rules 10b-5 and 14a-9 thereunder) in connection with certain stock option grants made by the Company. The complaint seeks monetary damages in unspecified amounts, disgorgement of profits, an accounting, rescission of stock option grants, imposition of a constructive trust over the defendants’ stock options and proceeds derived therefrom, punitive damages, reimbursement of attorneys’ fees and other costs and expenses, an order directing the Company to adopt or put to a stockholder vote various proposals relating to corporate governance, and other relief as determined by the court.  The plaintiffs filed an Amended Complaint on January 9, 2007.  Defendants moved to dismiss the Amended Complaint on March 9, 2007, arguing, inter alia, that the case should be stayed or dismissed because the Company’s announced cash-out merger with Verint Systems Inc. (expected to close in spring 2007) would eliminate the plaintiff’s standing to pursue a derivative action on behalf of the Company’s stockholders.  On April 6, 2007, the plaintiffs responded by filing a motion for leave to file a proposed Second Amended Complaint, which purports to bring four new direct claims as a putative class action for breach of fiduciary duty, abuse of control, gross mismanagement and constructive fraud in connection with certain stock options granted by the Company and our proposed acquisition by Verint.  In addition, the Second Amended Complaint purports to add Verint as a party.  The plaintiffs allege that by causing the Company to enter into an agreement to be acquired by Verint, the officers and directors of the Company breached their fiduciary duties.  The Company and the other named defendants currently plan to oppose the motion for leave to amend.  On April 19, 2007, the defendants and the plaintiffs filed a stipulation with the United States District Court for the Northern District of Georgia (Atlanta Division) agreeing to extend the defendants time to respond to the motion until May 4, 2007.  Copies of the Motion and the Stipulation are publicly filed with United States District Court for the Northern District of Georgia (Atlanta Division).

Director Compensation

In 2006, our non-employee directors received an annual retainer fee in the amount of $20,000 plus $1,000 for each regular board meeting that they attended and $500 for each special board or committee meeting attended that lasted more than 30 minutes.  The Chairman of the Compensation Committee and the Chairman of the Audit Committee receive an additional annual fee of $2,000 and $5,000 respectively. In addition, Dan Lautenbach and Tom Bishop, the members of the special committee of independent directors that was formed to review our stock option practices and grants, received an aggregate of $120,000 and $60,000, respectively, in connection with their services on the special committee. In January 2007, the Board of Directors voted to set the annual retainer fee for a non-employee chairman of the board at $70,000.  We also reimburse each director for reasonable expenses they incur in attending board and committee meetings.  In addition, we issue equity compensation to our board.  We have historically made an initial grant of options to purchase 27,000 shares of our common stock to each new board member.  Thereafter, under the 2003 Non-Employee Director Stock Option Plan, non-employee directors receive an option to purchase 8,000 shares of our common stock each year following the first meeting of the board occurring on or after April 1. The Board of Directors suspended the plan at the April 2007 meeting of the Board of Directors and did not grant options under the plan at such meeting. The options granted after July 1, 2004 vest over a two-year period and are exercisable for up to the five-year term of the grant, assuming that the director remains on our board. The options granted prior to July 1, 2004, also vest over a two-year period, but are exercisable for up to the ten-year term of the grant.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation	Total ($)
Tom Bishop	$92,000	$101,660	$0	$193,660
Dan J. Lautenbach	$148,000	$64,634	$0	$212,634
Peter Sinisgalli	$34,500	$54,914	$0	$89,414
Thomas J. Crotty	$36,500	$54,914	$0	$91,414
Joel G. Katz	$39,500	$59,798	$0	$99,298
Terrence Osborne	$2,000	$22,850	$0	$24,850

(1)             The amount included in the table represents the stock option compensation cost recognized during 2006 pursuant to FAS 123R. On April 25, 2006, we granted stock options to our directors with an exercise price based on the fair market value of our common stock on the date of grant of $21.99 per share. These grants vest over a two-year period and are exercisable for up to the five-year term of the grant, assuming that the director remains on our Board of Directors. The number of shares underlying these options, the grant date and fair value of these grants were as follows: Mr. Bishop — 8,000 shares ($37,938), Mr. Lautenbach — 8,000 shares ($37,938), Mr. Sinisgalli — 8,000 shares ($37,938), Mr. Crotty — 8,000 shares ($37,938), and Mr. Katz — 8,000 shares ($37,938).

(2)             The number of shares of our common stock underlying stock options outstanding at December 31, 2006, including the grants made during 2006, was as follows: Mr. Bishop — 43,000 shares, Mr. Lautenbach — 66,000 shares, Mr. Sinisgalli — 27,000 shares, Mr. Crotty — 24,000 shares and Mr. Katz — 47,000 shares.

(3)             There were no forfeitures during the year ended December 31, 2006 for the above Directors.  In the FAS123R calculations included in the above table, the underlying assumptions can be found in footnote 11 of our audited financial statements contained in our most recently filed Form 10-K, with the exception that a forfeiture rate of 0% was used in the above calculation.

Non-Employee Director Stock Option Plan

Our 2003 Non-Employee Director Stock Option Plan became effective in April 2003 and is administered by our Board of Directors.  We have reserved a total of 500,000 shares of common stock for issuance under this plan.  All options granted under the Non-Employee Director Plan will be non-qualified stock options.

The Non-Employee Director Plan provides that in each year in which an optionee serves as an outside director, he or she automatically will be granted an option to purchase 8,000 shares of our common stock.  Options are granted at the first meeting of the Board of Directors to occur after April 1 of each calendar year. The Board of Directors suspended the plan at the April 2007 meeting of the Board of Directors and did not grant options under the plan at such meeting. The Board of Directors may impose restrictions on any option granted under the Non-Employee Director Plan as it deems advisable.  No option granted under the Non-Employee Director Plan is transferable by the optionee other than by will or the laws of descent and distribution; however, an option may be transferred by the option holder as a bona fide gift to a family member, a trust for the benefit of family members, or to a family partnership.

The exercise price of all stock options granted under the Non-Employee Director Plan is equal to the fair market value of a share of our common stock on the date of grant of the option.  Options granted under the Non-Employee Director Plan have a term of no longer than ten years from the date the option is granted.  Options granted under the Non-Employee Director Plan vest as to 1,000 shares each quarter, so that the option is fully vested two years following the date of grant.  Vesting generally ceases if an optionee ceases to serve as a director; however, if the director resigns at the request of the chairman of the board of directors, 50% of any unvested shares will vest upon the director’s resignation.  In addition, if a change of control transaction occurs while the optionee is serving as a director, vesting is accelerated and all director options will become immediately exercisable.  If the optionee’s services as a director cease for “Cause” (as that term is defined in the Non-Employee Director Plan), the option immediately ceases to be exercisable; otherwise the option remains exercisable for twelve months following the termination of the optionee’s services as a director.

Upon a merger, consolidation, sale of substantially all of the assets or other similar transaction in which the relevant agreement does not provide for the assumption or substitution of the awards under the Non-Employee Director Plan, the Board of Directors may, in its discretion, deem the awards to be fully vested or exercisable, or cancel the awards in exchange for shares, cash or other property equivalent in value to the shares.  Any award that is not assumed or substituted or that is not canceled prior to such a transaction will become vested and immediately exercisable just prior to the closing of the transaction.  Our board of directors has provided that each of the options granted to our directors vest in full upon a change of control of the company (as defined in the relevant option agreement).

The Non-Employee Director Plan may be amended or terminated by the Board of Directors.  However, an amendment to (i) increase the number of shares reserved for issuance, (ii) extend the maximum life of our plan or exercise period, (iii) decrease the minimum exercise price, or (iv) change the formula grant provisions, including the persons eligible for grants and the number of options granted, must be approved by our stockholders.

Board of Directors Meetings and Committees

In 2006, the Board of Directors consisted of six members, five of whom (Messrs. Bishop, Crotty, Katz, Lautenbach and Sinisgalli) have been determined by the Board of Directors to be “independent” as that term is defined under the corporate governance rules of the NASDAQ Stock Market. In compliance with the NASDAQ corporate governance rules, the independent directors of the Company conduct regularly scheduled meetings without the presence of non-independent directors or management.

During the fiscal year ended December 31, 2006, the Board of Directors met 15 times and took action by unanimous written consent 4 times.  No director attended fewer than 75% of the total meetings of our Board of Directors and the committees on which he served during 2006.  Our directors are invited to the annual meeting of stockholders, and one director attended our 2006 annual meeting.  Our Board of Directors has established the following five permanent committees that have certain responsibilities for our governance and management: the Compensation Committee, the Audit Committee (established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended), the Option Committee, the Nominating Committee and the Corporate Governance Committee. Charters for the Audit Committee, Corporate Governance Committee, Compensation Committee and Nominating Committee can be found on our web site at www.witness.com.  In addition, in August 2006, our Board of Directors formed a Special Committee of independent directors to review our stock option practices and grants during the period between the date of our initial public offering on February 10, 2000 and August 31, 2002.

Audit Committee.  During 2006, the Audit Committee consisted of Mr. Katz, the chairman, and Messrs. Crotty and Sinisgalli, each of whom has been determined by our Board of Directors to meet the independence and experience requirements applicable to members of the Audit Committee of a NASDAQ-traded company, as well as the Audit Committee independence standards established by the Commission.  Further, the Board has determined that Mr. Katz is an “Audit Committee Financial Expert,” as defined by the rules of the Commission.  The Audit Committee selects our independent registered public accounting firm, reviews the scope of the audit to be conducted by them, as well as the results of their audit, pre-approves all audit and permissible non-audit services, reviews the scope of our internal system of controls, appraises our financial reporting activities (including our proxy statement and annual report) and the accounting standards and principles followed. The Audit Committee also reviews and discusses with management and the independent auditors various topics and events that may have significant financial impact on us, and reviews and discusses with management major financial risk exposure and steps management has taken to monitor and control such exposure. Additionally, the Audit Committee reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedures, and management reports thereon. During the fiscal year ended December 31, 2006, the Audit Committee met five  times and took action by unanimous written consent 2 times.

Compensation Committee.  During 2006, the Compensation Committee consisted of Mr. Crotty, the chairman, Mr. Sinisgalli and Mr. Lautenbach.  The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements of the NASDAQ corporate governance rules.  The Compensation Committee approves the compensation and benefits of all of our executive officers, evaluates CEO performance, reviews general policies relating to compensation and benefits of our employees and makes recommendations concerning certain of these matters to the Board of Directors, reviews and discusses annually with management our “Compensation Discussion and Analysis” which is included in this proxy statement and the Compensation Committee Report required by the SEC rules, which is included in this proxy statement.  The Compensation Committee also administers our equity-based compensation plans, including the Amended and Restated Stock Incentive Plan (including making grants under the plan to our executive officers), Broad Based Option Plan and Employee Stock Purchase Plan.  The Board established the Option Committee as a subcommittee of the Compensation Committee in order to award option grants to employees below the rank of Senior Vice President.  During the fiscal year ended December 31, 2006, the Compensation Committee met six times and did not take any action by unanimous written consent.  Mr. Lautenbach resigned immediately upon assuming the position of Chairman of the Board, and the Board appointed Mr. Bishop to the Compensation Committee in January 2007 to fill the vacancy created by Mr. Lautenbach’s resignation.

Option Committee.  During 2006, the Option Committee consisted of Mr. Crotty and Mr. Gould.  During the fiscal year ended December 31, 2006, the Option Committee met 2 times and took action by unanimous written consent 7 times.  The Board of Directors voted to dissolve the Option Committee in January 2007 and as such the Option Committee no longer functions as a Committee of the Board of Directors.

Nominating Committee and Director Nominations.  Our Nominating Committee consists of Mr. Lautenbach, the chairman, and Mr. Katz.  The Nominating Committee recommends to the Board of Directors nominees to serve on our Board of Directors and has adopted a written charter approved by the Board of Directors.  Each of the members of the Nominating Committee meets the independence requirements of the NASDAQ corporate governance rules.  Because our directors have a critical role in guiding our strategic direction and oversee the management of the Company, candidates for our Board of Directors must demonstrate broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our industry.  When the Chief Executive Officer, the Nominating Committee or other directors identify the need to add a new director, or fill a vacancy, the Nominating Committee initiates a search.  The search may involve input from the Nominating Committee, other directors, and/or a search firm.  The search firm assists us in identifying potential candidates for our Board of Directors.  Candidates must meet the minimum qualifications as outlined in the Nominating Committee Charter, which specifies review of ethical character, reputation, experience and the ability to exercise sound business judgment.  The Nominating Committee recommends the final candidates to the Board and seeks full Board endorsement for the recommended candidate. During the fiscal year ended December 31, 2006, the Nominating Committee met one time.

In accordance with the provisions of our Certificate of Incorporation and Bylaws, stockholders may directly nominate prospective director candidates by delivering to our Corporate Secretary certain information about the nominee (reflecting the disclosure requirements of the Commission’s proxy rules concerning nominees for directorships) no less than 90 days and no more than 120 days in advance of the first anniversary of the prior year’s annual meeting.  The Nominating Committee has not adopted a formal policy with regard to consideration of any director candidate nominated by stockholders.  The Nominating Committee believes that such a policy is not necessary or appropriate because of the stockholders’ ability to directly nominate director candidates for the Board.

Corporate Governance Committee.  The Corporate Governance Committee consists of Mr. Sinisgalli, the chairman, and Messrs. Bishop, Crotty, Katz and Lautenbach, each of whom has been determined by our Board of Directors to be independent as defined by the NASDAQ corporate governance rules.  The Corporate Governance Committee makes recommendations to our Board of Directors concerning the structure, composition and function of the Board of Directors and all committees.  The Corporate Governance Committee also reviews meeting procedures, evaluates Board performance and reviews and recommends retirement policies for directors.  During the fiscal year ended December 31, 2006, the Corporate Governance Committee met four times.

Special Committee.   On August 8, 2006, in response to the results of management’s preliminary internal review, our Board of Directors voluntarily formed a Special Committee of independent directors to review our stock option practices and grants during the period between the date of our initial public offering on February 10, 2000 and August 31, 2002.  In December 2006, the Special Committee completed its review and reported its findings and recommendations to our Board of Directors.  From its creation on August 8, 2006, through December 31, 2006, the members of the Special Committee personally assumed a substantial ongoing role in the stock option investigation.  Mr. Lautenbach took the lead role for the Special Committee and was generally in daily contact with counsel for the Special Committee either in person, by phone or by email.  Mr. Lautenbach and Mr. Bishop either together, or individually, attended almost all of the substantive interviews conducted by the Special Committee.  In addition, the Special Committee conferred with counsel either in person or by telephone at least weekly during this period.  The Special Committee completed its work in January 2007 and our Board of Directors voted to dissolve the Special Committee in January 2007.   Therefore, the Special Committee no longer functions as a committee of the Board of Directors.  During the fiscal year ended December 31, 2006, the Special Committee met approximately 65 times.

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board of Directors, our executive officers and our employees.  We have posted the policy in the Investor Relations section of our website, at www.witness.com.  If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Form 8-K, satisfy the disclosure requirement by posting such information on our website as necessary.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee consisted of Mr. Crotty, the chairman, Mr. Sinisgalli and Mr. Lautenbach, none of whom is or has been an executive officer or employee of the Company.  None of our executive officers serves as a member of a Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with the Board of Directors.  Such parties can contact our Board of Directors by mail at: Witness Systems Board of Directors, 300 Colonial Center Parkway, Roswell, Georgia 30076.  All communications made by this means will be received directly by the Chairman of the Audit Committee and the Company’s General Counsel.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by or paid to each of our Named Executive Officers during the last completed fiscal year.  We provide what we believe is a competitive total compensation package to our Named Executive Officers through a combination of base salary, equity incentive compensation and benefits programs.  Our compensation policies are designed to provide competitive levels of compensation that integrate remuneration with our short-term and long-term performance goals, to reward corporate performance and recognize individual initiative and achievement.

Objectives and Philosophy of Compensation Program

General

Our compensation committee is responsible for establishing and administering our policies governing the compensation for our executive officers.  The compensation committee is composed entirely of non-employee directors.

Our executive compensation programs are designed to achieve the following objectives:

•                  attract and retain talented and experienced executive officers;

•                  motivate and reward executives whose knowledge, skills and performance are critical to our success;

•                  align the interests of our executive officers and stockholders by motivating our executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•                  provide a competitive compensation package through the integration of pay-for-performance incentives, in which total compensation is determined by company results and the creation of stockholder value;

•                  promote internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position; and

•                  compensate our executives to manage our business to meet our short-term and long-term objectives.

Market Comparison

To attract and retain executives with the ability and the experience necessary to develop our Company and deliver strong performance to our stockholders, we attempt to provide a total compensation package that is competitive with the total compensation packages provided by others in our industry peer group, primarily public software companies with annual revenues between $100 million and $300 million in total revenue.

From the market data, we benchmark compensation by position at the 50th percentile.  However, at the time that several of our Named Executive Officers were hired, appropriate salary and incentive levels were based in part on comparative industry data.  Specifically, members of the Compensation Committee reviewed data in proxy statement filings from companies in the enterprise software markets that we believe are comparable to us based on revenue and market capitalization or are otherwise relevant, including Manhattan Associates, Verint Systems, Web Methods, Epicor, S1, Verity, Manugistics, MRO Software, JDA Software, Interwoven, Altiris , Advent Systems and Vignette.

Base Salaries

We provide the opportunity for our executive officers to earn a competitive annual base salary.  We provide a competitive fixed base amount in order to attract and retain an appropriate caliber of talent for the position, and we provide a base amount that is not subject to performance risk in order to incentivize our executive to manage our business to meet long-term objectives and not to focus excessively on short-term objectives within a single annual compensation period.  In addition to market comparison, the base salaries of our executive officers are based on various quantitative and qualitative considerations regarding corporate and individual performance.  An executive’s base salary is determined only after an assessment of his or her sustained performance, current salary in relation to an objective salary range for the executive’s job responsibilities and his or her experience and potential for advancement.  Furthermore, in establishing base salaries for our executive officers, the Compensation Committee considers numerous other factors, including the following:

•                  cost-of-living and other local and geographic considerations;

•                  consultation with other Witness executives;

•                  software industry and job-specific skills and knowledge;

•                  historical and expected contributions to our performance; and

•                  level, complexity, breadth and difficulty of duties.

Executive officer salaries are reviewed annually. For purposes of setting annual compensation, our vice president of human resources assists the Compensation Committee in gathering data to assist the committee in establishing appropriate compensation.  We typically do not provide our executives (with the exception of Mr. Discombe and previously Mr. Gould) with employment agreements.

For the year ended December 31, 2006, base salary accounted for approximately 62% of total targeted compensation  (such amount of compensation payable if 100% of such executive’s performance objectives are met) for our chief executive officer and 60-65% on average for our other Named Executive Officers.

Incentive Compensation

Purpose

We provide the opportunity for our executive officers to earn annual cash and equity incentive awards that align an executive’s compensation with our performance goals and objectives.  We provide these opportunities to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our business goals and to increase the value of our shares.  Our equity incentive awards, and the vesting of those awards over time, also provides our executives with the incentive to stay with us for longer periods of time which, in turn, provides us with greater stability.  Such equity awards are also less costly to us in the short term than cash compensation.  Our executive compensation program contains significant pay for performance provisions.  Performance is based on shareholder return as well as achievement of company performance goals.  Our goals are established so that target attainment is not assured.  The attainment of payment for performance at target or above required significant effort on the part of our executive officers.  We do not provide a guaranteed minimum annual bonus for our executive officers.

Stock Incentive Plan

We have established pre-determined award ranges under our Stock Incentive Plan for grants made to non-senior executive employees.  Our employees, depending on their position, may receive an option award ranging from 250 shares to 40,000 shares.  Our Board of Directors separately considers and determines option award amounts that are made to our senior executive level employees.  Awards may consist of stock options, stock appreciation rights, stock awards, performance share awards, Section 162(m) awards or other awards determined by our Compensation Committee.

Stock options granted pursuant to the Stock Incentive Plan cannot be granted at an exercise price that is less than 100% of the fair market value per share on the date of the grant. Based on the results of the recently completed stock option review undertaken by us, we concluded that, pursuant to Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the accounting measurement dates for certain stock option grants, covering options to purchase approximately 4.6 million shares of our common stock, differed from the measurement dates previously used for such awards. As a result, revised measurement dates were applied to the affected option grants and we recorded a total of $9.5 million in additional stock-based compensation expense for the years 2000 through 2005. The additional stock-based compensation expense was amortized over the service period relating to each option, typically four years, with approximately 90% of the total expense recorded in years prior to 2004. Vesting, exercisability, payment and other restrictions pertaining to any awards made pursuant to the Stock Incentive Plan are determined by the Compensation Committee.

As of April 1, 2007, options to purchase 9,722,615 shares of our common stock were outstanding under the Stock Incentive Plan.  After taking into account the outstanding options, previously exercised options that we have issued under the Stock Incentive Plan, and net of shares withheld for tax purposes, as of April 1, 2007, we have 2,336,437 shares of common stock reserved and available for grant under the Stock Incentive Plan.

We typically do not provide a cash signing bonus for new employees, including new senior executives.  To help attract new employees, we offer an option grant within pre-established ranges specific to the applicable

position, subject to approval by the Compensation Committee.   The new hire option grants for senior executives typically range between 100,000 shares to 200,000 shares.   The grants for senior executives are made after the senior executive has started employment and the Board of Directors have authorized and approved such grant. It is our practice to not have preset ranges for grants for the chief executive officer, chief financial officer, and chief operating officer positions. Instead, such options are determined by the Compensation Committee prior to the job offer, with such grant subject to approval by the full Board of Directors after employment has begun.

Other than new hire grants described above, we regularly approve option grants for certain employees on a semi-annual basis (at the regularly scheduled January and July Compensation Committee meetings) within pre-determined ranges (“Rankings Grants”).  Recommendations to the Compensation Committee for Rankings Grants are determined by a formal process that involves senior management’s evaluation of an individual’s job function and performance within our departments. Additionally, all sales personnel are eligible for an option grant within pre-established ranges based upon their individual achievement of their annual sales quota. The grants for sales personnel are typically approved at the regularly scheduled Compensation Committee meeting held in January of each year. We believe that the grants described above provide an incentive for top employees to perform and continue in service with us.

Individual Performance Goals and Discretionary Awards

We maintain a formal quarterly performance incentive plan for executives.  The incentive plan is based on specific and measurable goals related to our overall performance as well as the performance of each executive officer’s key functional aspect of our business.  We believe that this combination encourages each executive officer to achieve certain performance levels not only in their functional role but to contribute to our overall performance as a whole.   The Compensation Committee approves the goals for each executive officer in advance of each quarter.  At the Compensation Committee meeting following the close of each fiscal quarter, the Compensation Committee then reviews the performance of each executive officer against their established goals and approves the payment of amounts achieved against the executive officer’s performance goals for that quarter.

Total Compensation Comparison

For the year ended December 31, 2006, incentive awards accounted for approximately 82% and 77% of total compensation for our former chief executive officer and current chief executive officer, respectively, and 55% on average for our other Named Executive Officers.

Other Benefits and Perquisites

Our executive officers also participate, on a voluntary basis, in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance.  In addition, our executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to our 401(k) plan.  The match for our executive officers is the same as for all other employees, which is matched dollar for dollar up to $1,200.

We maintain a pension plan for our United Kingdom employees.  In accordance with the Inland Revenue regulations, eligible employees may contribute up to 100% of their base salary with a cap on base salary of £215,000 into the pension plan.  We also make individual contributions to those employees participating in the pension plan in amounts ranging from 5% to 7% depending on the employee’s length of service.  During 2006, we made individual contributions of $264,088.10 (or £143,595.26) based on an average conversion rate of £0.54374/$ for the year ended December 31, 2006) to the pension plan.  During the fiscal year ended December 31, 2006, Mr. Dawes was the only Named Executive Officer who participated in the pension plan.  We contributed $13,172 to Mr. Dawes’ account under the pension plan in 2006.

We provide no structured executive perquisite benefits (e.g., club memberships) to our executive officers, other than car allowances provided only to Mr. Discombe and Mr. Dawes.  In addition, we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the Named Executive Officers with the exception of the pension plan described below.  For the year ended December 31, 2006, personal benefits and perquisites accounted for approximately 0.1% of total compensation for our chief executive officer and 1.8% on average for our other Named Executive Officers.

Compensation Process

Each year, upon request by the Compensation Committee, our vice president of human resources gathers data to assist the Compensation Committee in establishing appropriate compensation for our executive officers.  The vice president of human resources provides the Compensation Committee with an analysis of executive pay by position, which is based on a combination of external market data, internal equity, individual performance, and company performance.  From this data, the Compensation Committee discusses further recommendations prepared by our chief executive officer and chief financial officer and makes its recommendations for executive compensation for the upcoming year.  The executive compensation recommendations are typically approved by the Compensation Committee at our Compensation Committee meeting held in January of each year. The Compensation Committee then meets in executive session to determine and approve any changes to the salaries of the chief executive officer, chief financial officer and chief operating officer. Unless otherwise noted, adjustments to compensation are effective January 1 of each year.

Regulatory Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to our chief executive officer, chief financial officer and each of the three other most highly compensated executive officers to $1.0 million.  Qualified performance-based compensation is excluded from this limitation if certain requirements are met.  Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  The Compensation Committee believes that the award of options made under the Stock Incentive Plan and payments made pursuant to the Executive Incentive Plan will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation.  Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Employment Agreements, Severance Benefits and Change in Control Provisions

As previously reported, on December 6, 2006, our Board of Directors accepted Mr. Gould’s resignation from his positions as chairman of the board, effective immediately, and as chief executive officer and as a member of the Board of Directors, effective January 3, 2007.  For fiscal 2006, Mr. Gould’s base salary was $365,000 and his discretionary bonus was $225,000 at target. In a separation and release agreement with Mr. Gould dated January 3, 2007 (the “Separation and Release Agreement”), the Company and Mr. Gould agreed on certain further terms relating to Mr. Gould’s departure from these positions and his future relationship with us.  The Separation and Release agreement extinguishes Mr. Gould’s employment agreement with us dated February 2, 1999, as amended, and provides that Mr. Gould will be paid separation payments of $29,333.33 per month for twelve months, commencing on July 31, 2007.  The amount was accrued for as of December 31, 2006.

On February 9, 2007, the Company and Mr. Gould entered into the First Amendment (the “First Amendment”) to the Separation and Release Agreement, pursuant to which, among other things, (1) our Board of Directors accepted the resignation of Mr. Gould effective immediately with respect to any officer or director positions that he held with any of our subsidiaries or affiliates, and effective as of April 30, 2007 with respect to Mr. Gould’s employment with us, (2) Mr. Gould and the Company terminated a Change of Control Agreement, dated November 3, 2004, as amended, and (3) we agreed that any and all options to purchase common stock in the Company that we previously granted to Mr. Gould, to the extent they remain unvested and unexercised as of the effective date of the First Amendment (i) will continue to vest and be exercisable pursuant to its terms up through and including April 30, 2007 and (ii) continue to be exercisable in accordance with its terms, subsequent to April 30, 2007.  In addition, the provisions of Section 7 of the original separation agreement between the parties continues to apply with respect to such outstanding options.

With respect to stock options, the Separation and Release Agreement confirmed that Mr. Gould would not exercise any of his vested options to acquire shares of our common stock until we completed our investigation regarding option grant practices and the prohibition on option exercises was lifted.  Mr. Gould also agreed that we have the right either (i) to increase the exercise price of the vested options that were granted to Mr. Gould on or after

February 10, 2000 to a price equal to the closing price of our common stock on such date as we may determine to be the correct “measurement” date for such options for accounting purposes or (ii) to make such other adjustments as we may determine are required to offset the economic benefit that Mr. Gould would otherwise derive from any exercise price that is lower than the closing price of our common stock on such corrected “measurement” date.  Subject to such adjustments, the Separation and Release Agreement provides that Mr. Gould’s vested options will remain exercisable until the later of December 31, 2007 or a date 30 days after the date the prohibition on exercising Company stock options is terminated.  Any unvested options held by Mr. Gould that by their terms were subject to continued vesting continued to vest in accordance with their terms.  On February 8, 2007, as a result of the Special Committee’s investigation, the Board of Directors reduced four of Mr. Gould’s unvested outstanding stock option grants by cancelling a portion of the following option grants:  Mr. Gould’s grant of 15,000 shares on April, 14, 2000 was reduced by 10,826 shares to 4,174 shares; Mr. Gould’s grant of 25,000 shares on December 20, 2000 was reduced by 8,963 shares to 16,037 shares; Mr. Gould’s grant of 400,000 shares on March 20, 2001 was reduced by 48,931 shares to 351,069 shares and Mr. Gould’s grant of 11,000 shares on December 7, 2001 was reduced by 556 shares to 10,444 shares.  In total, 69,276 of the 501,000 shares underlying Mr. Gould’s stock options that were granted during the fiscal years ended December 31, 2000 and December 31, 2001 with incorrect measurement dates were cancelled.  As of April 1, 2007, options to acquire an aggregate of 183,942 shares continued to vest in accordance with their original vesting terms.

The Separation and Release Agreement also contains certain covenants relating to confidentiality, competition, and other subjects customarily addressed in executive separation agreements, as well as a limited release in which Mr. Gould released us from certain potential claims and we released Mr. Gould from certain potential claims.

In addition, the Separation and Release Agreement provides that Mr. Gould will resign from all employment in any capacity with the Company effective on April 30, 2007.  Following the effectiveness of such resignation, Mr. Gould will be engaged by us as a consultant, to perform such services as we may direct, at a monthly rate of $30,000 until the earlier of June 30, 2007 or such date as either Mr. Gould or we terminate the consulting arrangement.

We also entered into a service agreement with Mr. Discombe in June 2003.  Pursuant to the terms of this agreement, Mr. Discombe received a retention bonus of £1,000,000, paid in two annual installments in March 2004 and March 2005.  Mr. Discombe also received an option to purchase 437,794 shares of our common stock with an exercise price of $4.56 per share.  The option became exercisable as to 109,449 shares in May 2004, as to 306,456 shares in 35 equal monthly installments through April 2007, and becomes exercisable as to the remaining 21,889 shares in May 2007.  The agreement may be terminated by either party giving twelve months written notice.  We intend to enter into an agreement with Mr. Discombe pursuant to which Mr. Discombe will waive any rights he may have to severance payments under his service agreement. For fiscal 2006, Mr. Discombe’s base salary was £226,800 and his discretionary bonus was £136,080 at target.

We have entered into addenda to the stock option agreements with each of our executive officers which provide, for specified periods of time, that stock options awarded to the executive officer will automatically vest if, upon a change in control, the executive officer’s employment is terminated without good cause or the executive officer resigns for good reason.

In November 2004, we entered into change of control agreements with our senior executive officers, including the Named Executive Officers.  In general, these agreements provide our senior officers with severance benefits in the event of a change in control (as defined in the applicable agreement).  The agreements provide for us to pay the officer a multiple of his, or her, base salary and bonus, in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment for the value of COBRA continuation coverage, life insurance premiums and long-term disability insurance premiums for a fixed period of time.  In addition, the agreements provide for a gross-up payment for certain U.S. federal excise taxes that might result from the receipt of the severance payments. The severance payments vary by seniority, and involve multiples of 1.0, 1.5 or 2.0 times base salary and bonus.  In the change of control agreements other than those for our chief executive officer and chief financial officer, payments are made only if there is both a change of control of the company and a termination of employment of the officer without cause (or a constructive termination) as determined by the terms of the respective agreements.

In January 2006, the Board of Directors approved the amendment of the change of control agreements with our senior officers, including the Named Executive Officers in order that the change of control agreements would comply with the American Jobs Creation Act and Code Section 409A enacted thereunder. The long term disability and life insurance reimbursement provisions were restructured to proved a lump sum payment based on costs known or determinable as of the change of control date and the gross-up payment provisions were amended so that payments which may not be “objectively determinable” as of the change of control date are no longer paid out over time, but are paid in a single payment.

In general, we entered into these agreements in order to ensure that the respective personnel would perform their roles within the Company for an extended period of time.  In addition, we considered the critical nature of each officer’s position and our need to retain such personnel when we committed to the agreements.

The following table shows for each of the Named Executive Officers the total potential amount of all change in control and severance payments they are entitled to receive under their existing agreements with us. The amounts listed in the table do not include the acceleration of stock options. Additional information regarding potential change in control and/or severance payments including the acceleration of stock options in connection with the Agreement and Plan of Merger entered among the Company, Verint Systems Inc., and White Acquisition Corporation, a wholly owned subsidiary of Verint is available in our definitive proxy statement that we filed us with the Securities and Exchange Commission on April 5, 2007.

Total Potential Change in Control and/or Severance Payments
Named Executive Officers
Nick Discombe(1)	$1,303,310
Bill Evans(1)	$849,931
Phil Dawes(2)	$521,680
Bill Robinson(2)	$582,934
David Gould(3)	$0
Total(4):	$3,257,855

(1)             The change of control agreements between us and our chief executive officer and chief financial officer provide them with severance benefits in the event of a change in control of us. The agreements provide for us to pay the executive officer an amount equal to 1.5 times the sum of his base salary and target bonus in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment of COBRA continuation coverage (except for Mr. Discombe), life insurance premiums and long-term disability insurance premiums for a fixed period of time. In addition, Mr. Evans’ change of control agreement provides for a gross-up payment for U.S. federal “golden parachute” excise taxes that might result from the receipt of the severance payments. We intend to enter into an agreement with Mr. Discombe pursuant to which Mr. Discombe will waive any rights he may have to severance payments under his service agreement. Mr. Discombe is a resident of the United Kingdom and will receive any such payments in British pounds, therefore the figure set forth for him is subject to adjustment for the applicable exchange rate.

(2)             The change of control agreements between us and the listed executive officers provide them with severance benefits in the event of a change in control of us. These payments are made only if there is both a change of control of us and a termination of the executive officer’s employment by us without “cause” (or a termination by the executive officer for “good reason”) as determined by the terms of the respective change of control agreements. The information above assumes that the executive officer is terminated without “cause” and there is a change of control of us. The agreements provide for us to pay the executive officer an amount equal to 1.0 times the sum of, the terminated executive officer’s base salary and target bonus in a lump sum, as well as a minimum pro rata bonus for the year in which the change of control occurs, and payment of COBRA continuation coverage (except for Mr. Dawes), life insurance premiums and long-term disability insurance premiums for a fixed period of time. In addition, the change of control agreements provide for a gross-up payment (in the case of all executive officers other than Mr. Dawes) for U.S. federal “golden parachute” excise taxes that might result from the receipt of the severance payments. Mr. Dawes is a resident of the United Kingdom and will receive any such payments in British pounds, therefore the figures set forth for him are subject to adjustment for the applicable exchange rate.

(3)             Mr. Gould resigned as our chief executive officer and as a member of our Board of Directors effective January 3, 2007. In connection with Mr. Gould’s resignation, he agreed to terminate his change of control agreement. Therefore, no amounts are due under that change of control agreement.

(4)             Based on the closing price of $27.50 and an effective termination date of May 31, 2007, none of our executive officers would be entitled to any additional payments necessary to offset the impact of any excise tax imposed on “excess parachute” payments, within the meaning of Section 280G of the Internal Revenue Code as amended.

Stock Ownership Guidelines

We do not presently have guidelines pertaining to employee stock ownership.  In 2003, we adopted the Director and Key Executive Stock Ownership Incentive Policy under the Amended and Restated Stock Incentive Plan. The policy was intended to promote the interests of the Company and our stockholders by encouraging members of our Board of Directors and key executives to purchase shares of our common stock.  Under the policy, an eligible director or officer who purchased at least 500 shares and up to 3,000 shares of our common stock in the open market during certain window periods was automatically and immediately granted five options from our Amended and Restated Stock Incentive Plan for each share purchased, with an exercise price equal to the closing price of our common stock on the date of purchase.  Fifty percent of the option shares vested on the first anniversary of the grant date, and the remaining options vested in 12 equal monthly installments thereafter.  The policy expired on June 15, 2004 and options for an aggregate of 122,500 shares of our common stock were granted under this policy.

Securities Trading Policy

Our insider trading policy strictly prohibits its employees, including executive officers, from trading in the Company’s stock while in the possession of material nonpublic information or to communicate or “tip” this information to others, including members of their immediate families, who may sell or buy stock on the basis of that information.

We maintain the following policies regarding the hedging of economic risk associated with stock or options held by the Named Executive Officers:

•                  prohibition on trading in our securities during pre-established “closed window” periods;

•                  prohibition on trading in our securities during “open window” periods if in possession of material nonpublic information; and

•                  all transactions involving our securities must be pre-approved by designated personnel.

Award Adjustment Policy

We do not maintain a formal Award Adjustment Policy.  However, on February 8, 2007, as a result of the Special Committee’s investigation, the Board of Directors reduced four of Mr. Gould’s unvested outstanding stock option grants by cancelling a portion of the following option grants:  Mr. Gould’s option for 15,000 shares granted on April, 14, 2000 was reduced by 10,826 shares to 4,174 shares; Mr. Gould’s option for 25,000 shares granted on December 12, 2000 was reduced by 8,963 shares to 16,037 shares; Mr. Gould’s option for 400,000 shares granted on

March 20, 2001 was reduced by 48,931 shares to 351,069 shares and Mr. Gould’s option for 11,000 shares granted on December 7, 2001 was reduced by 556 shares to 10,444 shares. In total, 69,276 of the 501,000 shares underlying Mr. Gould’s stock options that were granted during the years ended December 31, 2000 and December 31, 2001 with incorrect measurement dates were cancelled.  As of April 1, 2007, options to acquire an aggregate of 183,942 shares continued to vest in accordance with their original vesting terms.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and we shall indemnify our officers, employees and agents to the fullest extent permitted under Delaware law.  This limitation of liability does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.  We have also entered into agreements to indemnify all of our executive officers and directors in addition to indemnification provided for in our amended and restated Certificate of Incorporation.  These agreements, among other things, require us to indemnify these individuals against liabilities that arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceedings against them for which they could be indemnified.

Further, we have purchased a directors and officers liability insurance policy.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management.  Based on its review and discussions with management regarding such section of this proxy statement, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Thomas J. Crotty, Chairman

Peter Sinisgalli

Tom Bishop

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the year ended December 31, 2006, the total compensation paid by the Company to each person who served as our chief executive officer during fiscal 2006, our chief financial officer and our next three most highly compensated executive officers whose total compensation for 2006 exceeded $100,000.  These executive officers are referred to as the Named Executive Officers.

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus(2)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Nick Discombe (7) President and Chief Executive Officer	2006	$417,832	—	$1,365,720	$179,075	$41,662	$2,004,289
William Evans Chief Financial Officer and Chief Administrative Officer	2006	$300,000	—	$839,424	$119,562	$2,025	$1,261,011
Bill Robinson Senior Vice President, Americas	2006	$225,000	—	$329,786	$116,747	$1,819	$673,352
Phil Dawes (8) Senior Vice President, International Operations	2006	$263,448	—	$209,577	$74,208	$33,626	$580,859
David Gould (9) Former Chairman and Chief Executive Officer	2006	$365,000	—	$1,557,164	$160,127	$2,204	$2,084,495

(1)             During the phase-in period for the new executive compensation disclosure rules promulgated by the Securities and Exchange Commission, we are required to report information for only the past fiscal year in the proxy statement for the 2007 Annual Meeting.

(2)             Under the new executive compensation disclosure rules issued by the Securities and Exchange Commission, payments that we reported as a bonus in prior years are disclosed for the current year in column (f) of the Summary Compensation Table and in the Grants of Plan-Based Awards Table below.

(3)             Represents the stock option compensation cost recognized during 2006 pursuant to FAS 123R, for each Named Executive Officer. There were no forfeitures during the year ended December 31, 2006 for the above Named Executive Officers.  In the FAS123R calculations included in the above table, the underlying assumptions can be found in footnote 11 of our audited financial statements included in Form 10-K for the fiscal year ended December 31, 2006, with the exception that a forfeiture rate of 0% was used.  With respect to Mr. Gould, APB 25 stock compensation expense recorded through December 31, 2005 resulting from the correction of the measurement date with respect to stock options for an aggregate of 501,000 shares granted to Mr. Gould during the years ended December 31, 2000 and 2001was $976,368. On February 8, 2007, as a result of the Special Committee’s investigation, the Board of Directors reduced four of Mr. Gould’s unvested outstanding stock option grants by cancelling a portion of the following option grants:  Mr. Gould’s option for 15,000 shares granted on April, 14, 2000 was reduced by 10,826 shares to 4,174 shares; Mr. Gould’s option for 25,000 shares granted on December 12, 2000 was reduced by 8,963 shares to 16,037 shares; Mr. Gould’s option for 400,000 shares granted on March 20, 2001 was reduced by 48,931 shares to 351,069 shares and Mr. Gould’s option for 11,000 shares granted on December 7, 2001 was reduced by 556 shares to 10,444 shares.

(4)             Reflects the grant of options to purchase common stock.

(5)             Represents amounts paid under our incentive compensation programs.

(6)             Represents Company contributions to employee’s 401(k) account and disability insurance premiums paid on behalf of such employee unless otherwise noted.  With respect to Mr. Discombe and Mr. Dawes, represents a yearly car allowance of $33,161 and $16,580 respectively. With respect to Mr. Discombe also represents contributions of $1,126 for life assurance, $5,426 for income protection and $1947 for private medical and dental coverage. With respect to Mr. Dawes it represents contributions of $13,172 to pension (non-qualified defined contribution plan), $710 for life insurance  and $3,163 for permanent health coverage.

(7)             Mr. Discombe was appointed our President and Chief Executive Officer and a director effective January 3, 2007.  Prior to that time, he served as our President and Chief Operating Officer.  Amounts paid to Mr. Discombe are in U.K. pounds.  We assumed a weighted average conversion rate of £0.54374/$ for the year ended December 31, 2006.

(8)             Amounts paid to Mr. Dawes are in U.K. pounds. We have assumed a weighted average conversion rate of £0.54374/$ for the year ended December 31, 2006.

(9)             Mr. Gould resigned as our chief executive officer effective January 3, 2007.  Mr. Discombe was appointed to replace Mr. Gould as Chief Executive Officer at that time. The terms of Mr. Gould’s separation from the Company are set forth in The Separation and Release Agreement, as amended, between the Company and Mr. Gould dated January 3, 2007.  The terms of the Separation and Release Agreement and the First Amendment thereto are described on page 18 of this proxy statement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2006 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards:
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(2)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
William Evans	1/26/2006	$0	$170,000	$174,080	65,000	$20.30/Sh
	7/21/2006				50,000	$16.80/Sh
Nick Discombe	1/26/2006	$0	$250,267	$256,274	65,000	$20.30/Sh
	7/21/2006				50,000	$16.80/Sh
Bill Robinson	7/21/2006	$0	$200,000	$225,600	10,000	$16.80/Sh
Phil Dawes	1/26/2006	$0	$147,129	$165,962	6,000	$20.20/Sh
	1/31/2006				20,000	$19.94/Sh
	7/21/2006				25,000	$16.80/Sh
David Gould	1/26/2006	$0	$225,000	$230,400	65,000	$20.30/Sh	$976,368
	7/21/2006				50,000	$16.80/Sh

(1)            Represents award at 100% of plan.

(2)            Represents maximum award for overachievement (excess of 100%).

(3)            APB 25 stock compensation expense resulting from the redetermination of the measurement date of 501,000 stock options issued to Mr. Gould during the years ended December 31, 2000 and 2001.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the Named Executive Officers.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)	Option Exercise	Option Expiration		Vesting Period
Name	Exercisable	Unexercisable	Price ($)	Date	Grant Date	(in months)
Nick Discombe
	997	1,296	$4.56	6/27/2013	6/27/2003	48
	42,782	55,618	$4.56	6/27/2013	6/27/2003	48
	—	—	$9.91	12/15/2013	12/15/2003	24
	4,000	14,500	$8.86	1/2/2014	1/2/2004	48
	24,994	20,500	$11.50	7/20/2009	7/20/2004	48
	—	200,000	$16.97	1/19/2010	1/19/2005	30
	21,000	39,000	$18.89	7/22/2010	7/22/2005	48
	—	65,000	$20.30	1/26/2011	1/26/2006	48
	—	50,000	$16.80	7/21/2011	7/21/2006	48
	93,773	445,914
William Evans
	153,918	—	$7.70	5/14/2012	5/14/2002	48
	71,250	3,750	$3.15	1/3/2013	1/3/2003	48
	49,700	20,300	$8.86	1/2/2014	1/2/2004	48
	29,500	20,500	$11.50	7/20/2009	7/20/2004	48
	23,500	26,500	$16.97	1/19/2010	1/19/2005	48
	11,750	13,250	$16.97	1/19/2010	1/19/2005	48
	21,000	39,000	$18.89	7/22/2010	7/22/2005	48
	—	65,000	$20.30	1/26/2011	1/26/2006	48
	—	50,000	$16.80	7/21/2011	7/21/2006	48
	360,618	238,300
Bill Robinson
	49,200	73,800	$11.39	7/14/2009	7/14/2004	48
	14,100	15,900	$16.97	1/19/2010	1/19/2005	48
	—	10,000	$16.80	7/21/2011	7/21/2006	48
	63,300	99,700
Phil Dawes
	4,000	5,250	$4.63	9/30/2013	9/30/2003	48
	1,600	2,900	$8.86	1/2/2014	1/2/2004	48
	2,376	6,088	$11.50	7/20/2009	7/20/2004	48
	2,820	3,180	$16.97	1/19/2010	1/19/2005	48
	2,100	3,900	$18.89	7/22/2010	7/22/2005	48
	—	6,000	$20.30	1/26/2011	1/26/2006	48
	—	20,000	$19.94	1/31/2011	1/31/2006	48
	—	25,000	$16.80	7/21/2011	7/21/2006	48
	12,896	72,318
David Gould (1)
	41	—	$1.66	2/2/2009	2/2/1999	48
	—	—	$2.97	8/3/2009	8/3/1999	48
	9,000	—	$8.05	12/31/2009	12/31/1999	48
	180,556	—	$1.66	2/2/2009	2/2/1999	48
	(2) 15,000	—	$6.56	4/14/2010	4/14/2000	48
	(2) 25,000	—	$7.50	12/20/2010	12/20/2000	48
	—	(2) 400,000	$6.00	3/20/2011	3/20/2001	72
	50,000	—	$13.32	12/31/2011	12/31/2001	48
	(2) 11,000	—	$11.95	12/7/2011	12/7/2001	12
	50,000	—	$5.69	7/18/2012	7/18/2002	48
	95,000	5,000	$3.15	1/3/2013	1/3/2003	48
	200,000	—	$3.15	1/8/2013	1/8/2003	24
	35,500	14,500	$8.86	1/2/2014	1/2/2004	48
	100,000	—	$8.95	1/15/2014	1/15/2004	24
	29,500	20,500	$11.50	7/20/2009	7/20/2004	48
	23,500	26,500	$16.97	1/19/2010	1/19/2005	48
	93,750	6,250	$16.97	1/19/2010	1/19/2005	24
	21,000	39,000	$18.89	7/22/2010	7/22/2005	48
	—	65,000	$20.30	1/26/2011	1/26/2006	48
	—	50,000	$16.80	7/21/2011	7/21/2006	48
	938,847	626,750

(1)            APB 25 stock compensation expense recorded through December 31, 2006 resulting from the re-determination of the measurement dates of options for an aggregate of 501,000 shares granted to Mr. Gould during the years ended December 31, 2000 and 2001.

(2)            On February 8, 2007, as a result of the Special Committee’s investigation, the Board of Directors reduced four of Mr. Gould’s unvested outstanding stock option grants by canceling a portion of the following option grants:  Mr. Gould’s option for 15,000 shares granted on April, 14, 2000 was reduced by 10,826 shares to 4,174 shares; Mr. Gould’s option for 25,000 shares granted on December 12, 2000 was reduced by 8,963 shares to 16,037 shares; Mr. Gould’s option for 400,000 shares granted on March 20, 2001 was reduced by 48,931 shares to 351,069 shares and Mr. Gould’s option for 11,000 shares granted on December 7, 2001 was reduced by 556 shares to 10,444 shares. In total, 69,276 of the 501,000 shares underlying Mr. Gould’s stock options that were granted with incorrect measurement dates were cancelled.

Under the terms of existing stock option agreements between us and each of our executive officers, if an executive officer’s employment is terminated without cause or for good reason (as each  of those terms are defined in the applicable option agreement) within 90 days before or 360 days after a change of control (as that term is defined in the applicable option agreement) of the Company, all of the shares subject to existing options held by the terminated officer, to the extent not vested, will become immediately vested and exercisable in full.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 31, 2006 with respect to the Named Executive Officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David Gould (1)	0	$0
William Evans	0	$0
Nick Discombe	168,746	$2,501,948
Bill Robinson	42,000	$528,321
Phil Dawes	7,976	$125,630

(1)             During the fiscal year ended December 31, 2006, pursuant to a 10b-5(1) Sales Plan, Mr. Gould sold 130,000 shares of our common stock for a gain of $2,506,994.40.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of Mr. Katz, the chairman, and Messrs. Crotty and Sinisgalli.  Our Board of Directors determined that each member of the Audit Committee is an independent director in accordance with the corporate governance rules of the NASDAQ Stock Market and also the rules of the Commission governing the independence of Audit Committee members.  The Audit Committee has adopted a written charter approved by the Board of Directors, which can be found on our web site at www.witness.com. The Audit Committee met five (5) times during the year ended December 31, 2006 and took action by written consent two times.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the our independent registered public accounting firm.  In this regard, the Audit Committee pre-approves all audit services and permissible non-audit services to be provided to us by our independent auditor.  The Audit Committee may delegate to one or more of its members the authority to grant the approvals.  The decision of any member to whom authority is delegated to approve services to be performed by our independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements.  The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters that are required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with KPMG that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2006 and that KPMG be appointed independent registered public accounting firm for the current fiscal year.  The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Audit Committee:

Joel G. Katz, Chairman
Thomas J. Crotty
Peter Sinisgalli

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

William Evans, our chief financial officer, serves as a director of Spherion Corporation. Spherion is a customer of the Company, and at December 31, 2006, we had accounts receivable from Spherion of approximately $29,552.25.  Spherion placed orders for support renewal with us in 2006 totaling approximately $32,346.05.

On October 2, 2006, we acquired Demos Consulting Group Ltd. (“Demos”), a leading productivity solution provider for the financial services industry. The total purchase consideration in 2006 for Demos was cash of approximately $6.3 million, including $0.3 million earned in 2006 as part of the potential for an earn-out of approximately $18.0 million based on the growth of the business over the next several years. The earnout payments are payable to Demos Consulting Group Business Trust, the former parent company to Demos Consulting Group Ltd.  Any payments that are required to be made will be allocated among Mr. Demos (the sole shareholder of Demos Consulting Group Business Trust) and certain participants in Demos Consulting Group Business Trust’s phantom stock plan.  Darryl Demos joined our senior management team as General Manager, Witness Enterprise Solutions upon closing of the merger on October 2, 2006.  Ten percent (10%) of the initial consideration plus ten percent (10%) of any earn-out earned will be held in escrow until October 2, 2007, or longer, if claims are brought against the escrow fund and remain pending on that date. The escrow fund will be available to indemnify Witness for losses resulting from, among other things, breaches of representations, warranties and covenants.

On December 6, 2006, the Board of Directors accepted David Gould’s resignation from his positions as Chairman of the Board and, effective January 3, 2007, as Chief Executive Officer and as a member of the Board of Directors.  The terms of the Separation and Release Agreement, dated January 3, 2007, between Mr. Gould and us and the First Amendment thereto, dated February 9, 2007, are described on page 18 of this proxy statement.

Indebtedness of Management

In accordance with Section 402 of the Sarbanes-Oxley Act of 2002, we do not extend or arrange for the extension of credit in the nature of personal loans to our directors or executive officers.

Policy on Related Party Transactions

Our Board of Directors has adopted a policy whereby all future transactions with related parties must be approved by a majority of the Board of Directors including a majority of the independent and disinterested members of the Board of Directors or a majority of the disinterested stockholders and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act 1934, as amended, requires the directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of the common stock and other equity securities with the Commission.  Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such reports furnished to us, we believe that during the fiscal year ended December 31, 2006, due to a broker administrative error, John Bourne failed to file the required Form 4  on a timely basis covering transactions that occurred on April 24, 2006, May 22, 2006, June 21, 2006 and July 21, 2006. Each transaction consisted of a same day sale of 2,800 shares of common stock acquired pursuant to the exercise of stock options. A Form 4 for each of the transactions was filed on August 23, 2006.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of the options granted under all of our existing equity compensation plans as of December 31, 2006, which includes our Amended and Restated Stock Incentive Plan, the Broad Based Option Plan, the Non-Employee Director Stock

Option Plan and our Employee Stock Purchase Plan (“ESPP”).  Our stockholders have approved all of these plans except the Broad Based Option Plan.  A description of the Broad Based Option Plan is located under Item 11 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders
Amended and Restated Stock Incentive Plan (1)	8,913,982	$13.81	3,414,962	(2)
Non-employee Director Stock Option Plan	123,000	$16.13	352,000
Employee Stock Purchase Plan	(3)	(3)	479,048	(3)
Equity compensation plans not approved by security holders
Broad Based Option Plan	398,505	$4.56	494,153
Total	9,435,487	$13.39	4,740,163

(1)        The Amended and Restated Stock Incentive Plan includes 343,592 shares to be issued upon exercise of options issued in 2005 to certain Blue Pumpkin and Optimis employees as an inducement to join Witness (such outstanding options have a weighted average exercise price of $16.33) and 82,250 shares to be issued upon exercise of options issued in 2006 to certain Indian employees as an inducement to join Witness (such outstanding options have a weighted average exercise price of $22.60).

(2)          May increase annually so that the total number of shares reserved will equal the sum of (a) the aggregate number of shares previously issued under our plan, (b) the aggregate number of shares subject to outstanding options granted under our plan and (c) 10% of the number of shares outstanding on the last day of the preceding fiscal year.  Notwithstanding the foregoing, the Board of Directors, at its discretion, may authorize a smaller number of additional shares to be reserved under this plan.  The maximum annual increase in the number of shares, however, shall not exceed 3,000,000 in any calendar year.

(3)      Automatically increases on the last trading day of the last month of each fiscal year by a number of shares equal to 2% of the total number of shares of common stock outstanding on the last trading day of the month preceding the final month of each such fiscal year, but in no event shall any such annual increase exceed 900,000 shares, as adjusted under the terms of the plan.  Notwithstanding the foregoing, the Board of Directors, at its discretion, may also issue a lower number of shares under this plan. As of December 31, 2006 510,952 shares of common stock have been issued under the ESPP.  During the fiscal year ended December 31, 2006, 19,420 shares of common stock were issued under the ESPP. We froze our employee stock purchase plan effective April 1, 2007 and have prohibited participants in the plan from increasing their payroll deductions or commencing purchase elections from those in effect on February 11, 2007. We have also agreed to terminate our employee stock purchase plan immediately as of or prior to the effective time of the proposed merger with Verint Systems Inc.

PROPOSAL 2

RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors selected the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to approval of the stockholders.  Representatives of KPMG will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to respond to appropriate questions that the stockholders might have.  Although stockholder approval of the Audit Committee’s selection of KPMG is not required by law, the Audit Committee believes such action is desirable.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by KPMG during those periods:

	2006	2005
Audit Fees(1)	$2,149,000	$1,017,000
Audit-Related Fees(2)	N/A	568,000
Tax Fees(3)	N/A	36,000
All Other Fees	N/A	0
TOTAL FEES	$2,149,000	$1,621,000

(1)          Audit fees include the audits of our annual consolidated financial statements, quarterly limited reviews and accounting for current year acquisition and related Commission filings, as well as audits of statutory filings for certain subsidiaries.

(2)          Audit related fees include other accounting advice, assurance and related services that are related to the audit services performed in connection with registration statements, audits of acquired business and the review of certain correspondence with the Commission.

(3)          Tax fees consisted of charges principally related to tax advisory work for our domestic and international operations.

Pre-Approval Policy and Procedures

It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax and any other services to be provided by our independent auditors. In situations where it is not possible to obtain full Audit Committee approval, the Committee has delegated authority to the Chairman of the Audit Committee to grant pre-approval of auditing, audit-related, tax and all other services. Any pre-approved decisions by the Chairman are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee has approved all of KPMG LLP’s services for 2005 and 2006. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP and approved such services in accordance with law.

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of KPMG LLP as our Independent Registered Public Accounting Firm.

SOLICITATION OF PROXIES

The proxy accompanying this proxy statement is solicited by our Board of Directors.  Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of who will receive any additional compensation for their services.  Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. All costs of the proxy solicitation will be borne by us. The Company may reimburse brokers and other persons holding shares in their names or in the name of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

STOCKHOLDER PROPOSALS

Rules of the Commission require that any proposal by a stockholder for consideration at the 2008 Annual Meeting of Stockholders must be received by us no later than January 15, 2008, if any such proposal is to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting.  Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any business or nominations before our 2008 Annual Meeting of Stockholders, certain conditions set forth in Section 2.12 of the Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not earlier than February 16, 2008 or later than March 15, 2008.

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, to the knowledge of the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders.  However, as to any other business that may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

FORM 10-K EXHIBITS

We have included with this Proxy Statement a copy of our Form 10-K report for fiscal year ended December 31, 2006, including the financial statements, schedule and list of exhibits.  We will mail without charge, upon written request, a copy of our Form 10-K exhibits.  Requests should be sent to Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia 30076.  The Form 10-K exhibits are also available, free of charge, at the Commission’s website, www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS,
Paige Honeycutt
Secretary

COMMON STOCK PROXY

Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia  30076

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas S. Discombe and William F. Evans, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Witness Systems, Inc. held of record by the undersigned on June 15, 2007, at the Annual Meeting of Stockholders to be held on June 15, 2007, or any adjournment or postponement thereof, as designated hereon and in their discretion as to other matters.

Please sign exactly as your name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy will be voted as directed by the Stockholder.  If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” each nominee for director and “FOR” the other Proposal listed below.  The proxies will vote the shares represented by this proxy in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment of postponement thereof.

I PLAN TO ATTEND MEETING       ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Proposal 1 — Election of the following Nominees as Directors:

☐ FOR all Nominees listed below (except as marked to the contrary)                         ☐ WITHHELD For all Nominees listed below

Nominees:  Tom Bishop, Dan J. Lautenbach and Peter Sinisgalli

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

Proposal 2 — Ratification of the appointment of KPMG LLP as our independent registered public accounting firm:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date:

Signature:

Signature if held jointly:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE